BRIAN PARDO – WHISTLEBLOWER COMPLAINT

INFORMATION SHEET

June 19, 2013 – Brian Pardo, CEO of Life Partners Holdings, Inc. (“Life Partners”) (Nasdaq GS: LPHI), parent company of Life Partners, Inc., announced today that an independent investigation has uncovered substantial evidence of coordinated market manipulation and naked short selling of Life Partners’ stock in and around September 26, 2012. As a result of this investigation, he has filed a whistleblower complaint with the U.S. Securities and Exchange Commission against a number of persons and entities suspected of illegal short-selling activities. Pardo has filed the complaint on Life Partners’ behalf since SEC regulations require that only individual, natural persons can file such complaints.

The investigation was conducted by former SEC Senior Counsel and noted whistleblower, Gary Aguirre. Mr. Aguirre, who has testified before the Senate regarding how politically influential individuals and Wall Street firms taint the SEC’s enforcement decisions, has been an outspoken critic against abusive short selling and the lack of SEC enforcement against this illegal activity.

Naked short selling is the practice of short selling a company’s stock without first borrowing the security as required in a legitimate short sale. Because shares are not borrowed, naked short selling is similar to counterfeiting as it can make a company appear to have many more stockholders selling shares than are actually being sold. In 2008, the SEC banned “abusive naked short selling” as a method of driving down share prices. This abusive tactic is used, often in conjunction with the dissemination of negative rumors, to drive down a company’s stock price for the profit of the short sellers. It can also result in massive job losses, substantial financial losses to legitimate shareholders and ultimately the destruction of companies.

In his complaint, Pardo describes Life Partners as a microcap stock with 18.4 million issued shares. Pardo holds more of than half of these shares, which are unavailable for trading. Accordingly, Life Partners has less than 9.2 million shares available for trading and usually less than one million shares are available for borrowing. In the 12-month period before September 2012, Life Partners’ stock had an average daily trading volume of 112,000 shares.

The complaint demonstrates that market participants, identifiable through blue sheets, manipulated the price of Life Partners’ stock on September 26 and 27, 2012, through massive naked short selling in violation of the SEC’s Regulation SHO. A public announcement of highly favorable news after the market close on September 25, 2012 – Life Partners success in a legal action - generated strong upward pressure on the stock price when the market opened on September 26. Over the next two days, approximately 15.2 million shares traded. The upside pressure was resisted by aggressive short selling at the bid from the market’s opening on September 26 and continued unabated until a price reversal on September 27. Over these two days, at least 2.16 million shares were shorted at the bid, a type of trade that fits within no exception to the legal borrow requirements. Altogether, a staggering 6.96 million shares were sold short over the two days. At the time, there were at most one million shares available for borrowing and perhaps none. Major violations of Reg SHO were a virtual certainty.

The complaint further demonstrates other violations, such as the requirement that short sellers must deliver by the settlement date. If 6.96 million shares were properly borrowed, they would have resulted in an increase of shares on loan. But by October 3, 2012, the day after the settlement date for the trades on September 27, the shares on loan had only increased by 27,600 shares. If the shorts were not covered by the settlement date, they were naked and in violation of Reg SHO.

Under the whistleblower provisions of the Dodd-Frank law, a reward may be issued if the SEC is successful in collecting fines against the violators. Mr. Pardo has assigned any such reward to the Life Partners Holdings, Inc. and no officers or directors would receive any part of such an award.

Life Partners Holdings CEO Brian Pardo commented, “It is a tragedy to realize that there are well-known financial entities that intentionally try to destroy companies with these abusive tactics, without any regard for the lives of the workers and the investors they ruin. The original purpose of our financial markets was to bring capital to companies so they could grow and, in turn, contribute to the growth of our whole economy. This small group has hijacked our financial markets for their own gain. I just hope that the SEC will use the clear evidence we have provided to them to bring those who are working against our economy to justice. In my view, naked short selling is a form of financial terrorism.”

Pardo further suggests in the complaint that FINRA settlements with UBS and Credit Suisse speak to the enormous magnitude of naked short selling. He points to the recent SEC settlement with the Chicago Board Options Exchange, which shows how an SRO was compromised by those who engage in naked short selling. An investigation of the allegations in the whistleblower complaint filed by Mr. Pardo promises to provide the SEC with an opportunity to contain naked short selling while affording better insights into how naked shorting is being used to afflict small public companies.